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                                                                     EXHIBIT 5.1

                               RIORDAN & MCKINZIE
                         A PROFESSIONAL LAW CORPORATION

                       695 TOWN CENTER DRIVE, SUITE 1500
                          COSTA MESA, CALIFORNIA 92626

                                August 27, 1997
                                                                       9-098-001
IXC Communications, Inc.
5000 Plaza on the Lake, Suite 200
Austin, Texas 78746

Ladies and Gentlemen:

     We have acted as counsel to IXC Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (i) 1,018,123 shares (the "Convertible Preferred Shares") of the Company's 7 1/4% Convertible Preferred Stock Due 2007, $.01 par value per share (the "Convertible Preferred Stock"), (ii) 381,877 shares (the "Additional Preferred Shares") of Convertible Preferred Stock which may be issued as payment of dividends in-kind with respect to the Convertible Preferred Stock, (iii) the shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") issuable upon conversion of the Convertible Preferred Stock, and 97,481 shares (the "Telecom One Shares") of Common Stock issued to former stockholders of Telecom One, Inc. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-3, including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

     In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that:

          1. The Convertible Preferred Shares are duly authorized, validly issued, fully paid and non-assessable. The Additional Preferred Shares, when authorized by the Company's Board of Directors as payment of dividends in-kind with respect to the outstanding shares of Convertible Preferred Stock in accordance with the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") will be duly authorized, validly issued, fully paid and non-assessable.

          2. The Convertible Preferred Shares and the Additional Preferred Shares are convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Restated Certificate. The shares of Common Stock issuable upon conversion of the Convertible Preferred Shares and, if issued, the Additional Preferred Shares, pursuant to the Restated Certificate, will be duly authorized, validly issued, fully paid and non-assessable.

          3. The Telecom One Shares are duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ RIORDAN & MCKINZIE